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                                                                     EXHIBIT 5.1



                           [ROPES & GRAY LETTERHEAD]

                                August 21, 2000

SMTC Corporation
635 Hood Road
Markham, Ontario
Canada L3R 4N6

Ladies and Gentlemen:

     This opinion is furnished to you in connection with a registration statement on Form S-8 (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, for the registration of 2,213,499 shares of Common Stock, $.01 par value (the "Shares"), of SMTC Corporation (the "Company"). The Shares are issuable under the Amended and Restated SMTC (HTM) 1998 Equity Incentive Plan and the SMTC Corporation/SMTC Manufacturing Corporation of Canada 2000 Equity Incentive Plan (each a "Plan" and together the "Plans").

     We have acted as special counsel for the Company and are familiar with the action taken by the Company in connection with the Plans. For purposes of this opinion we have examined the Plans and such other documents as we deemed appropriate.

     Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and sold and consideration received therefor by the Company in accordance with the terms of the respective Plan, the Shares will be validly issued, fully paid and non-assessable.

     We hereby consent to your filing this opinion as an exhibit to the Registration Statement.

     It is understood that this opinion is to be used only in connection with the offer and sale of Shares while the Registration Statement is in effect.

                                       Very truly yours,

                                       /s/ Ropes & Gray
                                       Ropes & Gray